Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior
President & CEO
(330) 282-4111

Cortland Bancorp Announces Financial Results for the Second Quarter 2020

Net income for the quarter is 45% higher than in the 2019 second quarter, despite COVID-19 challenges

Positive performance driven largely by increased mortgage loan originations and expense control measures

Pre-Tax, Pre-Provision income is 60% higher than in the 2019 second quarter

Bank's participation in government's PPP relief program aids 419 local business owners

Board continues to build Loan Loss Reserve to handle uncertainty of the current pandemic but authorizes $0.14 per share dividend

CORTLAND, Ohio – July 30, 2020 -- Cortland Bancorp (NASDAQ: CLDB) announced its second quarter 2020 financial results.

Net income for the three months ending June 30, 2020 was $1.9 million, or $0.47 per share, versus $1.3 million, or $0.30 per share, for the second quarter of 2019 and $1.3 million or $0.32 per share for the first quarter of 2020.

The return on average assets ratio was 1.00% for the Company for this second quarter, while the return on average equity ratio was 10.45%.

For both the six months ended June 30, 2020 and 2019, earnings per share were $0.79 per share, with net income of $3.3 million and $3.4 million, respectively. “Considering the substantial reduction in interest rates nationally and the ongoing provisioning for COVID-related conditions, we are pleased with the achieved performance level through the first six months of the year,” said James Gasior, president and CEO.

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.41% and tangible equity to tangible assets of 9.71%.

Cortland Bancorp Reports Earnings

July 30, 2020

Year-over-year second quarter performance improved despite the increase in the provision for credit losses directly attributable to the current COVID-19 pandemic. Specifically, increases in the allowance for credit losses were recognized in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of current economic conditions.

“Although the ultimate impact to businesses is unknown at the current time, a continued increase in credit provisioning is warranted given the economic disruption and uncertainty associated with the COVID-19 pandemic,” said Gasior. Mortgage loan sales accounted for much of the revenue growth, while on the expense side, a nearly 20% reduction in personnel costs also contributed to improved performance.

Gasior added, “In this pandemic environment, in lieu of layoffs or furloughs, we were able to realize staff reductions through retirements and by not filling vacated positions, thus realizing substantial savings in salaries and benefits. Our mortgage unit is approaching record production for the year, improving gains on sales by more than $500,000 for the quarter.”

Second Quarter 2020 Highlights (at or for the period ended June 30, 2020)

Net income of $1.9 million, or $.47 per share, for the second quarter of 2020 was a 41% improvement on the $1.4 million, or $.32 per share, reported for the first quarter of 2020, and 45% higher than the $1.3 million, or $.30 per share, for the second quarter of 2019. Likewise, pre-tax, pre-provision income for the second quarter 2020 was 60% higher than in the same quarter of 2019 and 26% higher when compared to the previous quarter. The Company overcame a lower net interest margin due to actions taken by the Federal Open Market Committee (“FOMC”) relative to interest rates by improving noninterest income and reducing expenses.

The Company's reduced net interest margin resulted in a decrease of $388,000 in net interest income for the second quarter ended June 30, 2020 versus the second quarter of 2019. However, benefiting from the lower rate environment, the mortgage banking operation recognized gains of $900,000 on loan originations of $34.1 million for the second quarter of 2020 versus gains of $344,000 on loan originations of $17.9 million for the same period in 2019. The originations were comprised of both refinances of existing mortgage loans and purchases of existing homes.

The efficiency ratio for the Company was 61.62% for the quarter versus 74.34% for the same period in 2019.

The return on average equity ratio for the Company was 10.45% for the quarter versus 7.68% for the same quarter in 2019.

A quarterly cash dividend of $0.14 per share will be payable on September 1, 2020 to shareholders of record on August 14, 2020. This equates to an annualized dividend yield of 4.00%.

Balance Sheet

Total assets were $780 million at June 30, 2020, compared to $691 million at June 30, 2019 and $713 million at March 31, 2020.

Total loans increased 10% year over year, led mainly by loans granted under the Paycheck Protection Program (“PPP”). According to Gasior, Cortland assisted 419 customers in obtaining funds under this government program, providing payroll and operating expense relief worth $56 million.

Cortland Bancorp Reports Earnings

July 30, 2020

Total deposits grew by $71.5 million, or 12%, to $648 million for the second quarter of 2020 from $577 million in the second quarter of 2019. Noninterest-bearing deposits accounted for 29% of total deposits, while certificates of deposits were 19% of the deposit mix.

“Stimulus payments provided by the government, as well as the PPP funds to our borrowers, have significantly contributed to deposit growth,” stated Gasior. “In addition, in the stay-at-home environment, an increased rate of saving has been a typical depositor reaction.”

Asset Quality

A provision for loan losses of $450,000 was recorded for the three months ended June 30, 2020 versus $180,000 a year ago. The increase is attributable to additional qualitative factors, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $7.9 million, compared to $9.0 million a year earlier and $8.2 million at March 31, 2020. The ratio of nonperforming assets to total assets at quarter end was 1.02%. This reflects an improvement from the 1.30% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 69.71% at June 30, 2020. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans that are included in nonperforming loans at the end of the quarter were $5.8 million, compared to $6.5 million a year ago and $6.1 million on a linked quarter basis.

The Bank had received requests to modify 127 loans aggregating $123.6 million through April. Most of the requests involved the deferral of principal and interest payments and/or the extension of the maturity dates. As of June 30, 2020, 130 loans aggregating $110.8 million are in deferral.

The composition of these deferrals by industry is as follows:

Loan Modifications	As of June 30, 2020
Type of Loan	Number of Loans	Balance	% of Total Loans	% of Segment
		(In 000s)
One-to-four family residential	28	$5,995	1%	8%
Consumer	2	149	0%	1%
Commercial and Industrial
Trucking	17	5,961	1%	33%
Other	20	14,213	3%	14%
Commercial Real Estate
Multi-family	5	6,648	1%	18%
Nonresidential	15	27,319	5%	28%
Hotels	8	25,510	5%	95%
Skilled nursing/ personal care	4	9,908	2%	18%
Other	31	15,058	3%	16%
Total	130	$110,761	21%

Cortland Bancorp Reports Earnings

July 30, 2020

These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act. Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans previously disclosed.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2020, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.00%	8.93%	5.00%
Tier 1 risk-based capital ratio	13.44%	12.02%	8.00%
Total risk-based capital ratio	14.41%	14.05%	10.00%

COVID-19 Response

The pandemic affected the company both financially and operationally. "We are committed to serving the needs of our customers in an ever-changing environment," said Gasior. "We recognize that COVID-19 is causing major concerns for the communities we serve and our entire country. With this in mind, Cortland Bancorp has instituted multiple relief actions in an effort to assist our customers during this very difficult time. The management team has activated its Pandemic Task Force with representation from all areas of our company. The Task Force meets frequently to discuss the current situation, safety, and needs of our customers and employees. We are working diligently with our customers as we all continue to battle COVID-19. As part of these relief actions, the Bank has temporarily suspended residential foreclosure actions and is offering loan assistance programs designed to help those customers who are experiencing or are likely to experience financial difficulties directly related to COVID-19 and which are causing loss of individual income and/or household income. In addition to loan deferrals, we are also participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19."

The CARES Act signed into law on March 27, 2020, authorized the Small Business Administration to guarantee loans under a new 7(a) loan program referred to as the Payroll Protection Program (PPP). Under the bill $349 billion was made available to small businesses. PPP loans are made for two years at a 1% fixed rate with payments deferred for six months. The SBA will also pay lenders a processing fee calculated on the loan balances ranging from 1% to 5%. As loans are forgiven or are carried through maturity, the Bank will record interest and fees in accordance with the guidelines of the CARES Act.

According to Gasior, the Company had also taken many steps to protect the safety of its employees and customers by temporarily adjusting branch operations, limiting lobby usage on an appointment-only basis and encouraging drive-thru and ATM use along with internet banking. A number of employees continue to work remotely, while other essential employees and operational staff are working split-shifts when possible to meet social distancing guidelines. “While we have altered our operations to protect our customers and employees, we have remained committed to maintaining a high level of service to all of our customers during these challenging times," added Gasior.

"The year began with a keen focus on continued growth in loans, deposits and overall profitability; however, due to the pandemic, we abruptly shifted our focus to risk assessment and risk mitigation," said Gasior. "Over the last four months, a majority of the efforts of our employees has been dedicated to accommodating current customer requests for payment relief, as well as originating and submitting PPP loans for customers and non-customers alike. Community banks have been instrumental in securing PPP loans for small businesses and saving jobs. I am proud of our staff who have worked tirelessly to secure these much-needed SBA funds. This experience helped solidify our current relationships, as well as create some very valuable new ones.”

Cortland Bancorp Reports Earnings

July 30, 2020

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than Generally Accepted Accounting Standards (“GAAP”). Specifically, certain financial measures are based on core earnings rather than net income. Pre-tax, pre-provision income excludes the provision for loan losses and the income tax provision. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Pre-tax, pre-provision income is a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of pre-tax, pre-provision income is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

The following is a reconciliation between pre-tax, pre-provision income and earnings under GAAP:

IN 000s	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019
GAAP net income	$1,932	$1,328	$1,371	$3,303	$3,433
Provision for loan losses	450	180	600	1,050	355
Federal income tax expense	369	207	206	575	603
Pre-tax, pre-provision income	$2,751	$1,715	$2,177	$4,928	$4,391

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 13 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

July 30, 2020

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended						Six Months Ended
	June 30, 2020	June 30, 2019	Var %	Mar. 31, 2020	Var %		June 30, 2020	June 30, 2019	Var %
SUMMARY OF OPERATIONS
Interest income	$6,618	$7,401	(11)%	$6,930	(5)%		$13,548	$14,991	-10%
Interest expense	(1,004)	(1,399)	(28)	(1,225)	(18)		(2,229)	(2,765)	(19)
Net interest income	5,614	6,002	(6)	5,705	(2)		11,319	12,226	(7)
Provision for loan losses	(450)	(180)	150	(600)	(25)		(1,050)	(355)	196
NII after loss provision	5,164	5,822	(11)	5,105	1		10,269	11,871	(13)
Investment security losses	18	(44)	(141)	—	—		18	(44)	(141)
Non-interest income	1,697	1,096	55	1,452	17		3,149	2,300	37
Non-interest expense	(4,578)	(5,339)	(14)	(4,980)	(8)		(9,558)	(10,091)	(5)
Income before tax	2,301	1,535	50	1,577	46		3,878	4,036	(4)
Federal income tax expense	369	207	78	206	79		575	603	(5)
Net income	$1,932	$1,328	45%	$1,371	41%		$3,303	$3,433	(4)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,223	4,379	(4)%	4,228	—%		4,223	4,379	(4)%
Earnings per share, basic and diluted	$0.47	$0.30	57	$0.32	47		$0.79	$0.79	—
Dividends per share	0.14	0.11	27	0.19	(26)		0.33	0.27	22
Market value	13.22	23.10	(43)	13.50	(2)		13.22	23.10	(43)
Book value	17.94	16.25	10	17.32	4		17.94	16.25	10
Market value to book value	73.66%	142.15%	(48)	77.94%	(5)		73.66%	142.15%	(48)

BALANCE SHEET DATA
Assets	$780,017	$690,683	13%	$712,650	9%		$780,017	$690,683	13%
Investments securities	165,957	139,071	19	133,638	24		165,957	139,071	19
Total loans	528,097	477,946	10	482,239	10		528,097	477,946	10
Total deposits	648,417	576,914	12	593,256	9		648,417	576,914	12
Borrowings	39,483	28,830	37	30,830	28		39,483	28,830	37
Shareholders’ equity	75,772	71,164	6	73,209	4		75,772	71,164	6

AVERAGE BALANCE SHEET DATA
Average assets	$774,804	$689,286	12%	$713,808	9%		$744,306	$690,874	8%
Average total loans	521,447	480,474	9	502,398	4		511,923	487,873	5
Average total deposits	648,287	577,937	12	593,163	9		620,724	580,331	7
Average shareholders' equity	73,960	69,157	7	79,593	(7)		76,777	67,591	14

ASSET QUALITY RATIOS						#
Net recoveries (charge-offs)	$(17)	$(35)	(51)%	$22	(177)%		$5	$(68)	(107)%
Net recoveries (charge-offs) to average loans	(0.01)%	(0.03)%	(67)	0.02%	(150)		0.00%	(0.03)%	(100)
Non-performing loans as a % of loans	1.50	1.88	(20)	1.71	(12)		1.50	1.88	(20)
Non-performing assets as a % of assets	1.02	1.30	(22)	1.15	(11)		1.02	1.30	(22)
Allowance for loan losses as a % of total loans	1.05	0.94	11	1.05	—		1.05	0.94	11
Allowance for loan losses as a % of non-performing loans	69.71	49.88	40	61.81	13		69.71	49.88	40

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.21%	3.80%	(16)%	3.56%	(10)%		3.37%	3.85%	(12)%
Return on average equity - Company	10.45	7.68	36	6.89	52		8.60	10.16	(15)
- Bank	12.46	11.35	10	8.68	44		10.50	12.78	(18)
Return on average assets - Company	1.00	0.77	29	0.77	30		0.89	0.99	(11)
- Bank	1.14	1.08	5	0.93	22		1.04	1.19	(12)
Efficiency ratio - Company	61.62	74.34	(17)	68.54	(10)		65.04	68.91	(6)
- Bank	57.65	64.67	(11)	63.66	(9)		60.62	62.67	(3)

CAPITAL RATIOS
Tier 1 leverage ratio - Company - Bank	10.00%	11.04%	(9)%	10.65%	(6)%		10.00%	11.04%	(9)%
	8.93	9.90	(10)	9.49	(6)		8.93	9.90	(10)
Common equity tier 1 ratio - Company -Bank	12.57	12.59	—	12.31	2		12.57	12.59	—
	12.02	12.09	(1)	11.75	2		12.02	12.09	(1)
Tier 1 risk-based capital ratio - Company -Bank	13.44	13.48	—	13.18	2		13.44	13.48	—
	12.02	12.09	(1)	11.75	2		12.02	12.09	(1)
Total risk-based capital ratio - Company -Bank	14.41	14.28	1	14.08	2		14.41	14.28	1
	14.05	13.97	1	13.70	3		14.05	13.97	1